EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements pertaining to various employee benefit plans of Forgent Networks, Inc. (Form S-8 Nos. 333-77733, 333-44533, 333-48885, 333-28499, 333-51822, 333-64212, 333-65472, 333-65464, 333-95754 and 333-65478) of our report dated September 9, 2004, with respect to the consolidated financial statements and schedule of Forgent Networks, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2004.

/s/ Ernst & Young LLP

Austin, Texas
October 29, 2004